Exhibit (h)(5)

ADMINISTRATIVE SERVICES AGREEMENT

THRIVENT SERIES FUND, INC.

This Agreement is made as of the first day of January, 2009 between Thrivent Financial for Lutherans (“TFL”), a fraternal benefit society organized under the laws of Wisconsin, as provider of administrative, accounting and pricing Services, and Thrivent Series Fund, Inc. (the “Corporation”), a corporation organized under the laws of Minnesota.

WHEREAS, the Corporation engages in business as an open-end management investment company and is so registered under the Investment Company Act of 1940, as amended (“1940 Act”);

WHEREAS, the Corporation is authorized to issue shares in separate series with each such series representing interests in a separate portfolio of securities and other assets;

WHEREAS, TFL is an investment adviser of mutual funds and has the experience and competence to provide administrative, accounting and pricing services (the “Services”) to each series of the Corporation (each, a “Fund”); and

WHEREAS, the Corporation desires to retain TFL to render the Services in the manner and on the terms and conditions set forth in this Agreement with respect to each Fund identified on Schedule A attached hereto, as modified from time to time by the mutual consent of the parties, and TFL is willing to render such Services at a fair and reasonable price;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Services. The Corporation hereby engages TFL, and TFL accepts such engagement, to perform the Services for the Corporation as described in more detail on Schedule B. “Services” means all Services necessary to conduct the business operations of the Corporation and each of the Funds, except those certain Services that are provided to the Corporation and each for the Funds pursuant to the following contracts: Investment Advisory Agreement and Custodian Contract. The Corporation agrees that TFL shall have ready access to the Corporation’s agents, books, records, financial information, management and resources at such times and for such periods as TFL reasonably deems necessary to perform the Services.

2. Duties of TFL. TFL will provide Services to, or procure Services from Thrivent Financial for Lutherans (or one or more of its subsidiaries) or other vendors as appropriate for, the Corporation and each of the Funds and, in so doing, will act in conformity with the Articles of Incorporation and Bylaws of the Corporation, the current registration statement of the Corporation, the requirements of the 1940 Act and all other applicable federal and state laws and regulations.

3. Price. For receiving Services under this Agreement, whether such Services are provided by TFL, its affiliates or other vendors, the Corporation will pay TFL an annual fee (the “Fee”) equal to (a) 0.02 percent (0.02%) of each Fund’s average annual daily net assets (the “Variable Portion”), plus (b) a fixed fee of $80,000 per Fund. The Variable Portion for each Fund shall be accrued at the rate of 1/365th of the annual rate applied to the daily net assets of such Fund computed as described in the Fund’s Prospectus (and, in the case of days when the net asset value (NAV) of a Fund is not computed, as of the last preceding day on which the Fund’s NAV was computed). The Variable Portion so accrued during each calendar month shall be paid to TFL monthly in arrears.

4. Use of the Services of Others. TFL may (at its cost except as contemplated by Paragraph 3 of this Agreement) employ, retain or otherwise avail itself of the services or facilities of other persons or organizations for the purpose of providing the Corporation with such information or Services as it may deem necessary, appropriate or convenient for the discharge of its obligations under this Agreement or otherwise helpful to the Corporation.

5. Services Not Exclusive. The Services provided by TFL under this Agreement are not to be deemed exclusive to the Corporation, and TFL or an affiliated person of TFL shall be free to provide similar and other Services to others.

6. Books and Records. TFL agrees (a) that all records that it maintains for the Corporation are the property of the Corporation and shall surrender promptly to the Corporation any such records upon written request, and (b) to properly retain all records required to be maintained.

7. Audit, Inspection and Visitation. TFL shall make available during regular business hours all records and other data created and maintained pursuant to the provisions of this Agreement for the reasonable audit and inspection by the Corporation, any person retained by the Corporation, or any regulatory agency having authority over the Corporation.

8. Limitation of Liability.

(a) Neither TFL nor any of its officers, managers or employees, nor any person performing administrative or other functions for the Corporation (at the direction or request of TFL), in connection with the discharge of its obligations undertaken or reasonably assumed with respect to this Agreement, shall be liable for any error of judgment or mistake of law or for any loss suffered by the Corporation in connection with the matters to which this Agreement relates, except for loss resulting from willful misfeasance, bad faith or negligence in the performance of its duties on behalf of the Corporation or from reckless disregard by TFL or any such person of the duties of TFL under this Agreement.

(b) It is expressly agreed that the obligations of the Corporation hereunder shall not be binding upon any of the Directors, shareholders, nominees, officers, agents or employees of the Corporation personally, but shall bind only the property of the Corporation. The execution and delivery of this Agreement have been authorized by the Directors and signed by an authorized officer of the Corporation, acting as such, and neither such authorization by such Directors nor such execution and delivery by such officer shall be deemed to have been made by any of them personally, but shall bind only the property of the Corporation. The obligations of any Fund hereunder shall be the exclusive obligation of that Fund and TFL can only look to the assets of that Fund to satisfy any debt or obligation incurred by that Fund hereunder.

9. Duration and Termination.

(a) This Agreement shall become effective on the date hereof, provided that it has been approved on behalf of the Funds by a majority of the Directors of the Corporation including a majority of the Corporation’s disinterested Directors.

(b) This Agreement shall continue in effect for one year from the above effective date unless sooner terminated as provided in this Agreement. Thereafter, this Agreement shall continue for successive periods of twelve months each, provided that such continuance is approved at least annually by a majority of the Directors of the Corporation including a majority of the Corporation’s disinterested Directors.

(c) This Agreement may be terminated on behalf of the Corporation or any Fund at any time, without the payment of any penalty, by vote of a majority of the Corporation’s Directors or by vote of a majority of the outstanding voting securities of the terminating Fund on sixty days written notice to TFL. TFL may terminate this Agreement without the payment of any penalty, on sixty days written notice to the Corporation or any particular Fund. Termination of this Agreement with respect to a particular Fund shall not affect this Agreement’s continuation with respect to any non-terminating Fund or the Corporation.

(d) This Agreement may only be amended or assigned either as it pertains generally to all of the Funds or as it pertains to a particular Fund by a written agreement by each party.

10. Amending this Agreement. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought (unless otherwise noted). No material amendment of this Agreement shall be effective until approved by a majority of the Directors of the Corporation including a majority of the Corporation’s disinterested Directors, or by a vote of a majority of the outstanding voting securities of the Corporation.

11. Relations with Corporation. Subject to and in accordance with the Articles of Incorporation and Bylaws of the Corporation, it is understood that Directors, officers, agents and shareholders of the Corporation are or may be interested in TFL (or any successor thereof) as managers, officers, agents, shareholders or otherwise; that managers, officers, agents and shareholders of TFL (or any successors) are or may be interested in the Corporation as Directors, officers, agent, shareholders or otherwise; that TFL (or any successor thereof) is or may be interested in the Corporation as a shareholder or otherwise; and that the effect of any such adverse interests shall be governed by said Articles of Incorporation and Bylaws.

12. Captions. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions of this Agreement or otherwise affect their construction or effect.

13. Interpretation. Nothing contained in this Agreement shall be deemed to require the Corporation to take any action contract to its Articles of Incorporation of By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Board of Directors of the Corporation of its responsibility for and control of the conduct of the affairs of the Corporation.

14. Definitions. Any question or interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the Act and to interpretations thereof, if any, by the U.S. courts or, in the absence of any controlling decision of any such court, by rules, regulation or orders of the Securities and Exchange Commission (the “SEC”) validly issued pursuant to the 1940 Act. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is relaxed by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

15. Enforceability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

16. Choice of Law. This agreement shall be construed in accordance with the laws of the State of Minnesota and any applicable federal law.

17. Entire Agreement. This Agreement together with the Schedules hereto constitutes the entire agreement between the Corporation and TFL with respect to the subject matter hereof. There are not restrictions, promises, warranties, covenants or undertakings other than those expressly set forth in this Agreement. This Agreement supersedes all prior negotiations, agreements and undertakings between the parties with respect to such subject matter.

18. Execution in Counterparts. This Agreement may be executed simultaneously in two or more identical counterparts, each of which, standing alone, shall be an original, but all of which shall constitute but one agreement.

IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed by their officers designated below as of the day and year first above written.

THRIVENT SERIES FUND, INC.		THRIVENT FINANCIAL FOR LUTHERANS

By:	/s/ Russell W. Swansen	By:	/s/ Bruce J. Nicholson
	Russell W. Swansen President		Bruce J. Nicholson, Chairman, President and Chief Executive Officer

Schedule A

Thrivent Partner Small Cap Growth Portfolio

Thrivent Mid Cap Growth Portfolio

Thrivent Mid Cap Growth Portfolio II

Thrivent Partner International Stock Portfolio

Thrivent Partner All Cap Portfolio

Thrivent Large Cap Growth Portfolio

Thrivent Large Cap Growth Portfolio II

Thrivent Partner Growth Stock Portfolio

Thrivent Large Cap Value Portfolio

Thrivent High Yield Portfolio

Thrivent Diversified Income Plus Portfolio

Thrivent Income Portfolio

Thrivent Limited Maturity Bond Portfolio

Thrivent Money Market Portfolio

Thrivent Technology Portfolio

Thrivent Partner Small Cap Value Portfolio

Thrivent Small Cap Stock Portfolio

Thrivent Small Cap Index Portfolio

Thrivent Mid Cap Stock Portfolio

Thrivent Mid Cap Index Portfolio

Thrivent Large Cap Stock Portfolio

Thrivent Large Cap Index Portfolio

Thrivent Real Estate Securities Portfolio

Thrivent Balanced Portfolio

Thrivent Bond Index Portfolio

Thrivent Mortgage Securities Portfolio

Thrivent Partner Mid Cap Value Portfolio

Thrivent Aggressive Allocation Portfolio

Thrivent Moderately Aggressive Allocation Portfolio

Thrivent Moderate Allocation Portfolio

Thrivent Moderately Conservative Allocation Portfolio

Thrivent Partner Worldwide Allocation Portfolio

Thrivent Equity Income Plus Portfolio

Thrivent Partner Emerging Markets Portfolio

Thrivent Partner Socially Responsible Stock Portfolio

Thrivent Partner Socially Responsible Bond Portfolio

Thrivent Partner All Cap Value Portfolio

Thrivent Partner All Cap Growth Portfolio

Thrivent Partner Healthcare Portfolio

Thrivent Partner Natural Resources Portfolio

Thrivent Partner Utilities Portfolio

Schedule B

Services to each Fund include, but are not necessarily limited to, the following:

1.	Administrative Services.

(a)	Preparation and filing of all material required by the SEC and state regulatory authorities such as registration statements, proxy materials, audited and unaudited financial statements, Form N-SAR filings and other similar documents.

(b)	Preparation and filing of federal and state tax returns;

(c)	Maintenance and retention of all Corporation charter documents and the filing of all documents required to maintain the Corporation’s status as a corporation organized under the laws of Minnesota;

(d)	Arrangement of, and preparation and dissemination of all materials for, meetings of the Corporation’s Board of Directors and committees thereof; preparation and retention of all minutes and other records thereof; and preparation of other reports as requested by the Board of Directors;

(e)	Internal auditing services;

(f)	In-house legal and regulatory compliance services;

(g)	Coordination and handling of accounting, legal and regulatory audits and examinations and preparation or management of the preparation of responses to all inquiries by regulatory agencies, the press and the general public concerning the business and affairs of the Corporation and the Funds, including handling and resolution of any investigations, actions or proceedings initiated against the Corporation by any regulatory authority and responses to subpoenas and tax levies;

(h)	Calculation of dividends and capital gains distributions for each Fund;

(i)	Preparation of each Fund’s performance calculations and responding to surveys conducted by third parties (e.g., Lipper, Morningstar, etc.) and reporting of each Fund’s performance and other portfolio information in response thereto;

(j)	Administration of the Corporation’s Code of Ethics;

(k)	Administration of operating policies of the Corporation and recommendations to the Corporation’s officers and Board of Directors of modifications to such policies to facilitate the protection of shareholders or the market competitiveness of the Corporation and each Fund and, to the extent necessary, to comply with new legal or regulatory requirements;

(l)	Monitoring or arranging for the monitoring of legal, tax, regulatory and industry developments related to the business affairs of the Corporation and communicating such developments to the Corporation’s officers and Board of Directors as they may reasonably request or as TFL believes appropriate; and

(m)	Filing of claims, monitoring of class actions involving portfolio securities, and handling administrative matters in connection with the litigation or settlement of such claims with respect to any Fund.

2.	Portfolio Accounting Services.

(a)	Maintain daily portfolio records for each Fund on a trade-date basis using security trade information obtained by appropriate personnel of TFL or communicated from a subadviser to the Fund;

(b)	On each business day, record the prices of the portfolio positions of each Fund as obtained from a source approved by the Board of Directors;

(c)	Record interest and dividend accrual balances each business day on the portfolio securities of each Fund and calculate and record each Fund’s gross earnings on investments for that day;

(d)	Determine gains and losses on portfolio security sales on a daily basis for each Fund and identify such gains and loses as short-short, short or long-term. Account for periodic distributions of gain to shareholders of each Fund and maintain undistributed gain or loss balances as of each business day; and

(e)	Provide each Fund with portfolio-based reports on the foregoing on a periodic basis as mutually agreed upon between the Board of Directors and TFL.

3.	Expense Accrual.

(a)	On each business day, calculate the amounts of expense accrual for each Fund according to the methodology, rate or dollar amount specified by the Board of Directors;

(b)	Account for expenditures and maintain expense accrual balances for each Fund at a level of accounting detail specified by the Board of Directors;

(c)	Conduct periodic expense accrual reviews for each Fund, comparing actual expenses to accrual amounts, as requested by the Board of Directors; and

(d)	Issue periodic reports for each Fund detailing expense accruals and payments at the times requested by the Board of Directors.

4.	Valuation and Financial Reporting Services.

(a)	Account for purchases, sales, exchanges, transfers, dividend reinvestments and other activity relating to the shares of each Fund on a daily basis;

(b)	Provide appropriate personnel of TFL and, where applicable, the subadviser a daily report of cash reserves available for short-term investing;

(c)	Record daily the net investment income (earnings) for each Fund. Account for periodic distributions of earnings to shareholders of each Fund and maintain undistributed net investment income balances as of each business day;

(d)	Maintain a general ledger for each Fund in the form specified by the Board of Directors and produce a set of financial statements for each Fund as requested from time to time by the Board of Directors;

(e)	On each business day of a Fund, determine the Fund’s NAV in accordance with the accounting policies and procedures described in the Fund’s current prospectus;

(f)	On each business day of the Fund, calculate the per share NAV, per share net earnings and other per share amounts reflective of the operations of each Fund on the basis of the number of shares outstanding;

(g)	Issue daily reports detailing such per share information of each Fund to such persons as directed by the Board of Directors; and

(h)	Issue to the Board of Directors monthly reports that document the adequacy of the accounting detail necessary to support month-end ledger balances for each Fund.

5.	Tax Accounting Services.

(a)	Maintain tax accounting records for the investment portfolio of each Fund necessary to support Internal Revenue Service tax reporting requirements for regulated investment companies (RICs);

(b)	Maintain tax-lot detail for the investment portfolio of each Fund;

(c)	Calculate taxable gains and losses on sales of portfolio securities for each Fund using the tax-cost basis defined for the particular Fund; and

(d)	Provide any other reports relating to tax matters for each Fund as reasonably requested from time to time by the Board of Directors.